Exhibit (d)(ii)(1)
AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT
PACIFIC SELECT FUND
     THIS AMENDMENT made as of this 1st day of January, 2011by and among Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company, and Invesco Advisers, Inc., a Delaware corporation (“Subadviser”) and Pacific Select Fund a Massachusetts Business Trust (the “Trust”).
     WHEREAS, Adviser, Subadviser and the Trust are parties to that certain Subadvisory Agreement effective June 1, 2010 (the “Agreement”) pursuant to which Subadviser furnishes investment advisory services for the series of the Trust listed in the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     NOW, THEREFORE, in consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement, the parties mutually agree that the Agreement is hereby amended as follows:
1.	The Fee Schedule of the Agreement is hereby deleted and the replacement Fee Schedule attached hereto and made a part hereof, is hereby substituted in lieu thereof and made effective January 1, 2011.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name:	Howard T. Hirakawa	Name:	Jane M. Guon

Title:	VP, Fund Advisor Operations	Title:	Secretary

INVESCO ADVISERS, INC.

By:	/s/ Todd L. Spillane	By:

Name:	Todd L. Spillane	Name:

Title:	CCO & Senior Vice President	Title:

Pacific Select Fund Amendment No. 1 to the Subadvisory Agreement with Invesco

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon

Name:	Howard T. Hirakawa	Name:	Jane M. Guon

Title:	Vice President	Title:	Secretary

Pacific Select Fund Amendment No. 1 to the Subadvisory Agreement with Invesco
Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: January 1, 2011
Portfolio: Comstock Portfolio
The Adviser will pay to the Subadviser a monthly fee based on an annual percentage of the average daily net assets of the Comstock Portfolio according to the following calculations:
(a)
0.35% on first $1 billion of Combined Assets as defined below,
0.285% on the excess
     Multiplied by
(b) The ratio of the Comstock Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the Comstock Portfolio of the Pacific Select Fund and the average daily net assets of the PL Comstock Fund of the Pacific Life Funds.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.